EXHIBIT 10.44



                    SEVERANCE AGREEMENT AND MUTUAL RELEASE

          This SEVERANCE AGREEMENT AND MUTUAL RELEASE (hereinafter, "Agreement") is entered into by and between PANAMCO LLC, a limited liability company organized under the laws of Delaware and d/b/a PANAMERICAN BEVERAGES COMPANY in Florida (hereinafter, "PANAMCO"), and FRANCISCO SANCHEZ-LOAEZA ("SANCHEZ-LOAEZA").

          WHEREAS, SANCHEZ-LOAEZA is currently employed by PANAMCO and serves in the capacity of its Chief Executive Officer and Chairman of the Board of Directors of Panamerican Beverages, Inc.; and

          WHEREAS, the terms and conditions of SANCHEZ-LOAEZA's employment are described in an Employment Agreement with PANAMCO dated September 24, 1999; and

          WHEREAS, the parties hereto desire to terminate the employment agreement and to set forth in this Agreement the terms and conditions of SANCHEZ-LOAEZA's termination and SANCHEZ-LOAEZA's release and waiver of any and all claims that he has or could possibly have against PANAMCO in exchange for the consideration described herein;

          NOW, THEREFORE, the parties agree as follows:

1. Execution of Agreement and Effective Date. SANCHEZ-LOAEZA and
PANAMCO agree that SANCHEZ-LOAEZA's employment by PANAMCO will terminate effective 5:00 p.m. on October 5, 2000 (hereinafter, the "Termination Date"). SANCHEZ-LOAEZA understands that the waiver language set forth in Section 3 of this Agreement is intended to encompass his entire period of employment with PANAMCO and, therefore, SANCHEZ-LOAEZA agrees that he is not entitled to the benefits set forth in Section 2 of this Agreement unless SANCHEZ-LOAEZA executes this Agreement on or after his Termination Date. This Agreement will become effective and enforceable on the eighth (8th) day after SANCHEZ-LOAEZA signs the Agreement.

2. Benefits. In consideration for SANCHEZ-LOAEZA's waiver of all claims against PANAMCO, and the other promises made by SANCHEZ-LOAEZA in this Agreement, PANAMCO agrees to provide the following to SANCHEZ-LOAEZA:

          A. Unpaid Base Salary Through Date of Termination. PANAMCO promises to pay SANCHEZ-LOAEZA his regular base salary described in the Employment Agreement up to and including the effective date of his termination, October 5, 2000. Said payment shall be made according to PANAMCO's normal payroll practices.

          B. Lump Sum Severance Payment. Pursuant to Section 5.4 of the Employment Agreement, PANAMCO promises to pay SANCHEZ-LOAEZA the gross amount of Three Million, Six Hundred Eighty-One Thousand, Two Hundred Fifty Dollars ($3,681,250.00), less applicable tax deductions. Said amount represents the equivalent of two and one-half (2.5) multiplied by SANCHEZ-LOAZA's base salary, plus two and one-half (2.5) multiplied by SANCHEZ-LOAZA's target bonus for year 2000. Such amount shall be paid in a single lump sum within thirty
(30) days after SANCHEZ-LOAEZA's Termination Date.

          C. Prorated Incentive Compensation Bonus for Bonus Period During which the Termination Occurred. Pursuant to Section 5.4 of the Employment Agreement, PANAMCO promises to pay SANCHEZ-LOAEZA a pro rata portion (from the beginning of the Plan Year up to the Termination Date) of SANCHEZ-LOAEZA's Incentive Compensation for the period during which the Termination Date occurs. The amount of said payment shall be determined in accordance with the terms of the Annual Incentive Plan and said payment is expected to be made on or before March 15, 2001, according to PANAMCO's customary procedures for paying bonuses under the Annual Incentive Plan.

          D. Benefit Programs. PANAMCO promises to continue to sponsor for SANCHEZ-LOAZA the individual benefit programs described at Section 4.2 of the Employment Agreement for the earlier of: (1) eighteen (18) months following SANCHEZ-LOAEZA's Termination Date; or (2) the date SANCHEZ-LOAZA obtains a similar individual benefit through other employment. In the event that PANAMCO is unable to provide SANCHEZ-LOAEZA with any individual benefit described at
Section 4.2 of the Employment Agreement by reason of the termination of SANCHEZ-LOAEZA's employment, PANAMCO promises to pay SANCHEZ-LOAEZA an amount of money equivalent to PANAMCO's pro rata cost of providing the benefit to SANCHEZ-LOAEZA. PANAMCO acknowledges and agrees that SANCHEZ-LOAEZA is currently receiving and is entitled to continue to receive life and health insurance pursuant to the terms of the Panamco Mexican Pension Plan, and nothing in this Agreement shall be construed to waive SANCHEZ-LOAEZA's entitlement to said life and health insurance benefits.

          E. Relocation Expenses. PANAMCO promises to reimburse SANCHEZ-LOAEZA for his reasonable moving or related expenses described in Section 1.3 of the Employment Agreement if he relocates back to his home country within one (1) year following the Termination Date.

          F. Vested Stock Options and Extension of Exercise Date. SANCHEZ-LOAEZA will be vested on the Termination Date in any stock options granted to him during the term of his Employment with PANAMCO. SANCHEZ-LOAEZA agrees that, as of the Termination Date, he has been granted options to purchase shares of PANAMCO common stock under PANAMCO's Equity Incentive Plan, as amended. A schedule of the options granted to SANCHEZ-LOAEZA is attached hereto as Appendix A and incorporated herein by reference. The normal limitations period during which SANCHEZ-LOAEZA may exercise his stock options is hereby extended up to and including the date that is two (2) years from SANCHEZ-LOAEZA's Termination Date.

          G. Reasonable Business Expenses. PANAMCO promises to reimburse SANCHEZ-LOAEZA for reasonable expenses paid or incurred by him in the course of and pursuant to the business of PANAMCO. Such reimbursement shall occur as soon as practicable after SANCHEZ-LOAEZA'S Termination Date.

          H. Accrued But Unused Vacation Day Compensation. PANAMCO promises to pay SANCHEZ-LOAEZA the gross amount of Thirty-Eight Thousand, Two Hundred, Nineteen Dollars ($38,219.00), less applicable tax deductions. The payment under this paragraph is intended to compensate SANCHEZ-LOAEZA for any accrued but unused vacation days as of the Termination Date.

          SANCHEZ-LOAEZA understands and acknowledges that he would not receive some of the benefits provided pursuant to this Paragraph 2 except for his execution of this Agreement, his waiver of claims against PANAMCO, and the fulfillment of the promises contained herein.

3. Mutual Release of Claims. For the purposes of this Paragraph 3, "PANAMCO" shall include PANAMCO LLC, Panamerican Beverages, Inc., and any parent companies, subsidiaries, related or affiliated entities, and their respective owners, directors, officers, agents, and employees. SANCHEZ-LOAEZA knowingly and voluntarily waives any and all known and unknown rights and claims that he has or may have against PANAMCO as of the date SANCHEZ-LOAEZA signs this Agreement, including but not limited to any claim(s) under:

         o    The National Labor Relations Act;
         o    Title VII of the Civil Rights Act of 1964;
         o    Sections 1981 through 1988 of Title 42 of the United States Code;
         o    The Employee Retirement Income Security Act of 1974;
         o    The Immigration Reform and Control Act of 1986;
         o    The Americans with Disabilities Act of 1990;
         o    The Fair Labor Standards Act;
         o    The Age Discrimination in Employment Act of 1967;
         o    The Older Workers Benefit Protection Act;
         o    The Equal Pay Act of 1963;
         o    The Occupational Safety and Health Act;
         o    The Family and Medical Leave Act of 1993;
         o Any other federal, state or local civil or human rights law or any other federal, state or local law, regulation or ordinance; or
         o Any public policy, contract, or common law claims, including any tort claims (e.g., negligent or intentional infliction of emotional distress, defamation, assault, battery, false imprisonment, wrongful termination, etc.) whether based on common law or otherwise.

          PANAMCO hereby knowingly and voluntarily waives any and all known and unknown rights and claims that it has or may have against SANCHEZ-LOAEZA (including his heirs, assigns, agents, and representatives) as of the date PANAMCO signs this Agreement, including but not limited to any claim(s) under any federal, state or local law regulation or ordinance or any public policy, contract, or common law claims, including any tort claims.

          This waiver also bars any claim or demand for costs, fees, or other expenses including attorney's fees incurred in connection with any of the above-referenced claims. The listing of claims waived in this Section 3 is intended to be illustrative rather than exhaustive. Thus, SANCHEZ-LOAEZA and PANAMCO acknowledge and agree that this Agreement constitutes a full and final bar to any and all claims of any type that they now have against each other.

4. Indemnification. PANAMCO agrees to continue to indemnify, defend, and hold SANCHEZ-LOAEZA harmless for any claims asserted against SANCHEZ-LOAEZA made by third parties regarding acts or omissions made by SANCHEZ-LOAEZA while performing his duties for PANAMCO, but only to the extent provided under the terms of PANAMCO's Directors and Officers Liability Insurance Policy and any applicable provisions of PANAMCO's Articles of Incorporation and Bylaws. The parties acknowledge that SANCHEZ-LOAEZA is a named insured under PANAMCO's Directors and Officers Liability Insurance Policy by virtue of his former status as a director and officer of Panamerican Beverages, Inc.

5. Cooperation. SANCHEZ-LOAEZA agrees to cooperate with PANAMCO in effecting a smooth transition of the management of PANAMCO with respect to the duties and responsibilities which SANCHEZ-LOAEZA performed for PANAMCO. SANCHEZ-LOAEZA agrees to make himself reasonably available in connection with any request by PANAMCO regarding prior business arrangements or pending litigation or litigation which may arise in the future concerning matters of which were within the purview of SANCHEZ-LOAEZA's management responsibilities.

6. No Lawsuits. SANCHEZ-LOAEZA and PANAMCO promise not to institute or have instituted on their behalf any lawsuit against each other based upon any claim they are waiving in Section 3 above. This Agreement is not intended to limit SANCHEZ-LOAEZA's or PANAMCO's right of access to any government agency, nor SANCHEZ-LOAEZA's or PANAMCO's right to participate in any investigation by any government agency. However, SANCHEZ-LOAEZA and PANAMCO agree that, with respect to the claims they are waiving herein, they are waiving not only their right to recover money or other relief in any action that they might institute, but also that they are waiving their right to recover money or other relief in any action that might be brought on their behalf by any other person or entity, including but not limited to the United States Equal Employment Opportunity Commission or any other federal, state or local governmental agency or department.

7. Restrictive Covenants. SANCHEZ-LOAEZA hereby adopts and reaffirms the restrictive covenants described at Section 6 of the Employment Agreement, including Subparagraphs 6.1 through 6.9 thereof, and agrees that those covenants shall survive the termination of the Employment Agreement. Additionally, SANCHEZ-LOAEZA agrees that the "Non-competition" covenant in
Section 6.1 of the Employment Agreement shall be enforceable against him under the terms set forth in Section 6.1, but without regard to whether SANCHEZ-LOAEZA was terminated "without Cause" and without regard to whether SANCHEZ-LOAEZA terminated his employment "for Good Reason" as described in the first sentence of Section 6.1 of the Employment Agreement.

8. Consequences of Breach. SANCHEZ-LOAEZA and PANAMCO agree that if they break any of the promises they have made in this Agreement, the prevailing party will be entitled to recover its reasonable attorney's fees and costs in any litigation or arbitration initiated to enforce this Agreement.

9. Adequate Consideration. SANCHEZ-LOAEZA agrees that payment to him of the money and benefits pursuant to Section 2 of this Agreement constitutes adequate and ample consideration for the rights and claims he is waiving under this Agreement and for the obligations imposed upon him by virtue of this Agreement.

10. Non-Admission. SANCHEZ-LOAEZA agrees that neither this Agreement nor the furnishing of the consideration for SANCHEZ-LOAEZA's waiver of claims shall be deemed or construed at anytime for any purpose as an admission by PANAMCO of any liability or unlawful conduct of any kind.

11. Governing Law and Interpretation. This Severance Agreement shall be governed by and construed in accordance with the laws of the State of Florida. Its language shall be construed as whole, according to its fair meaning, and not strictly for or against either party.

12. Severability. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this in full force and effect. However, if any portion of the waiver and general release language is determined to be unenforceable for any reason due to actions taken by SANCHEZ-LOAEZA or due to a challenge to this Agreement by SANCHEZ-LOAEZA, SANCHEZ-LOAEZA shall return the consideration paid to him by PANAMCO pursuant to this Agreement.

13. Entire Agreement; Amendment. Except as expressly set forth herein, this Agreement sets forth the entire agreement between PANAMCO and SANCHEZ-LOAEZA and shall supersede any and all prior agreements or understandings between the parties, except as otherwise stated herein. This Agreement may not be amended except by a written agreement signed by the parties.

14. Headings. Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

15. Disputes. In the event of a dispute as to the interpretation, application or violation of this Agreement, it is understood and agreed that such dispute shall be submitted to final and binding arbitration in Miami-Dade County, Florida, pursuant to the rules of the American Arbitration Association.

16. Time to Consider Signing Agreement/Right to Revoke.
SANCHEZ-LOAEZA acknowledges that he has been given at least twenty-one (21) days after receipt of this Agreement to decide whether to sign this Agreement. SANCHEZ-LOAEZA understands that he may revoke this Agreement within seven (7) days following the day he executes this Agreement. Any revocation within that period must be submitted, in writing, to Eugene A. Rostov, Esq., c/o Baker & McKenzie, 1200 Brickell Avenue, Ste. 1900, Miami Florida 33131, and state, "I hereby revoke the Severance Agreement and General Release." The revocation must be personally delivered to Mr. Rostov within seven (7) days of execution of this Agreement.

17. Encouragement to Consult Attorney. PANAMCO hereby encourages
SANCHEZ-LOAEZA to consult his attorney before signing this Agreement. SANCHEZ-LOAEZA acknowledges that he has consulted his attorney before signing this Agreement.

THE PARTIES HAVE READ, UNDERSTOOD AND FULLY CONSIDERED THE SEVERANCE AGREEMENT AND GENERAL RELEASE AND ARE MUTUALLY DESIROUS OF ENTERING INTO SUCH SEVERANCE AGREEMENT AND GENERAL RELEASE. HAVING ELECTED TO EXECUTE THIS SEVERANCE AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE BENEFITS SET FORTH IN PARAGRAPH 2 ABOVE, SANCHEZ-LOAEZA FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS SEVERANCE AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST PANAMCO.

          IN WITNESS WHEREOF, the parties have executed this Severance Agreement and General Release as of the date set forth below.

PANAMCO LLC                               FRANCISCO SANCHEZ-LOAEZA

By:    /s/ Carlos Hernandez Artigas         /s/ Francisco Sanchez-Loaeza
     ---------------------------------    -------------------------------
      Carlos Hernandez Artigas            FRANCISCO SANCHEZ-LOAEZA
      Vice President

Date:                                     Date:
       -------------------------------    -------------------------------

STATE OF FLORIDA                          STATE OF FLORIDA

COUNTY OF MIAMI-DADE                      COUNTY OF MIAMI-DADE



 The foregoing  instrument was executed     The foregoing instrument executed
before me this __ day of ____,  2000,     before me this __ day of  __,  2000,
by Carlos Hernandez Artigas, in his       by Francisco Sanchez-Loaeza  who is
capacity as Vice President of             personally  known  by me [or who has
PANAMCO LLC, who is personally known      produced ___________________ as
by me and who did not take an oath.       identification] and who took an oath.


------------------------------------      -------------------------------------
Notary Public                             Notary Public


------------------------------------      -------------------------------------
Type or Print Name of Notary              Type or Print Name of Notary

My Commission Expires:                    My Commission Expires: